Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Amendment No. 1 to Whiting Petroleum Corporation’s Current Report on Form 8-K dated September 23, 2004. We hereby further consent to the use in such Amendment No. 1 to such Current Report of information contained in our report setting forth the estimates of revenues from oil and gas reserves as of July 1, 2004 for certain properties located in the Permian Basin acquired by Whiting Petroleum Corporation from CQ Acquisition Partners I, L.P., SPA-CQAP II, Enerquest Oil & Gas, Ltd. and Baytech, L.L.P. We further consent to the incorporation by reference of such information into the Registration Statement on Form S-8 filed by Whiting Petroleum Corporation with the Securities and Exchange Commission (Reg. No. 333-111056) with respect to the Whiting Petroleum Corporation 2003 Equity Incentive Plan.

Sincerely,

/s/ Cawley, Gillespie & Associates, Inc.
Cawley, Gillespie & Associates, Inc.

October 18, 2004